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                                  EXHIBIT 8.1



                         [Letterhead of Quarles & Brady]


                                September 6, 1996



Interstate Forging Industries, Inc.
4051 North 27th Street
Milwaukee, WI  53216



Ladies and Gentlemen:



        You have requested our opinion regarding the discussion of the material U.S. federal income tax consequences set forth under the captions "SUMMARY -- The Proposed Merger -- Certain Federal Income Tax Consequences" and "THE PROPOSED MERGER -- Certain Federal Income Tax Consequences" in the Proxy Statement -- Prospectus (the "Proxy Statement -- Prospectus") which will be included in the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Proxy Statement -- Prospectus involves the proposed merger of Citation Forging Corporation, a wholly owned subsidiary of Citation Corporation, with and into Interstate Forging Industries, Inc.



        In rendering this opinion, we have reviewed the Proxy Statement -- Prospectus and such other materials as we have deemed necessary or appropriate as a basis therefor. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, and treasury regulations thereunder, judicial decisions, rulings of the Internal Revenue Service, and such other authorities in effect on the date hereof as we have considered relevant, all of which are subject to change, possibly with retroactive effect.



        Based upon the foregoing, it is our opinion that the statements made under the captions "SUMMARY -- The Proposed Merger -- Certain Federal Income Tax Consequences" and "THE PROPOSED MERGER -- Certain Federal Income Tax Consequences" in the Proxy Statement -- Prospectus are correct in all material respects insofar as they may constitute matters of law or legal conclusions. There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.



        This opinion is being furnished in connection with the Proxy
Statement -- Prospectus. You may rely upon and refer to the foregoing opinion in the Proxy Statement -- Prospectus. Any change or modification in the facts from those set forth or assumed either herein or in the Proxy
Statement -- Prospectus may affect the conclusion stated herein.



        This opinion is delivered in accordance with the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions "SUMMARY -- The Proposed Merger -- Certain Federal Income Tax Consequences" and "THE PROPOSED MERGER -- Certain Federal Income Tax Consequences" in the Proxy Statement -- Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.



                                       Very truly yours,

                                       QUARLES & BRADY




/kmw